Exhibit No. 16.1
Resource Holdings, Inc.
(Formerly SMSA El Paso II Acquisition Corp.)
File No. 000-53334
Form 8-K
Date of Report: June 15, 2010

Letterhead of S. W. Hatfield, CPA

June 18, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On June 18, 2010, this Firm received a draft copy of a Current Report on Form 8-K to be filed by Resource Holdings, Inc. (formerly SMSA El Paso II Acquisition Corp.) (a Nevada corporation) (SEC File #0-53334, CIK # 1439746) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas